Exhibit 8.1

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

www.linklaters.com

T 212.903.9000

F 212.903.9100

January 10, 2020

Sibanye-Stillwater Limited
Constantia Office Park
Bridgeview House, Building 11, Ground Floor
Cnr 14th Avenue and Hendrik Potgieter Road
Weltevreden Park, 1709

South Africa

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Sibanye-Stillwater Limited, a public company incorporated in accordance with the laws of South Africa (“Sibanye-Stillwater”), and have been requested to render this opinion in connection with the Scheme, which is described in a registration statement filed with the Securities and Exchange Commission (“SEC”) on Form F-4 (Registration No. 333-234096) under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion set forth below, we have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Sibanye-Stillwater, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. Moreover, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Material Tax Considerations for the Scheme and the Sibanye-Stillwater Shares—Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses legal conclusions with respect to matters of U.S. federal income tax law, is our opinion as to the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of the Scheme as well as the ownership and disposition of Sibanye-Stillwater ordinary shares and American Depositary Shares that represent such Sibanye-Stillwater ordinary shares, and is limited to those U.S. federal income tax consequences specifically discussed therein.

This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the discussion of this opinion in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LINKLATERS LLP
LINKLATERS LLP